Exhibit 99.1

[LOGO]


Company Contact:                      Investor Relations Contacts:
E-Z-EM, Inc.                          Lippert/Heilshorn & Associates, Inc.
------------                          ------------------------------------
Tom Johnson, x3317                    Kim Sutton Golodetz (kgolodetz@lhai.com)
                                                           ------------------
(800) 544-4624                        (212) 838-3777
www.ezem.com                          Bruce Voss (bvoss@lhai.com)
------------                                      --------------
                                      (310) 691-7100
                                      www.lhai.com

FOR IMMEDIATE RELEASE

                   E-Z-EM SPIN-OFF OF ANGIODYNAMICS COMPLETED

LAKE SUCCESS, N.Y., (Nov. 4, 2004) - E-Z-EM, Inc. (Amex: EZM) today announced the completion of the spin-off of AngioDynamics, Inc. On October 30, 2004, E-Z-EM distributed 0.856377 of a share of AngioDynamics common stock as a dividend on each outstanding share of E-Z-EM common stock to E-Z-EM shareholders of record as of October 11, 2004. No fractional shares were distributed. E-Z-EM shareholders received cash in lieu of any fractional shares. As a result of the spin-off, AngioDynamics is now a fully independent company and E-Z-EM no longer owns any shares of AngioDynamics.

As previously announced, E-Z-EM has received a private letter ruling from the Internal Revenue Service that the dividend will be tax-free for federal income tax purposes to E-Z-EM and its stockholders, except for any cash received by stockholders in lieu of a fractional share.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.


                                      # # #